EXHIBIT NO. 99.1

FOR IMMEDIATE RELEASE

LCC Contact:
Nancy Feeney
Director of Marketing Communications
and External Relations
Nancy_Feeney@lcc.com
+1.703.873.2077

LCC INTERNATIONAL ANNOUNCES SELECTION OF NEWLY APPOINTED AUDITORS AND 2006 10-K FILING

MCLEAN, VIRGINIA, December 12, 2007 – LCC International, Inc. (NASDAQ: LCCI), a leader in advanced wireless services and solutions, today announced that Grant Thornton LLP has been appointed as the Company’s new auditors effective immediately. The Company and its auditors plan to complete the review procedures and filing of the quarterly reports for Q1, Q2 and Q3 2007 as quickly as possible.

The Company also announced it has filed its 2006 annual report on Form 10-K with the Securities and Exchange Commission. The 10K is available to all investors, without charge, by visiting the investor section of the Company’s website at www.lcc.com. In addition, hard copies of the document are available without charge by sending a request to: LCC International, Inc., Investor Relations, 7900 Westpark Drive, Suite A-315, McLean, VA 22102.

“We are glad that this important financial reporting requirement has been met. It has been a long and arduous process,” said Lou Salamone, LCC Chief Financial Officer. “With the completion of our 2006 reporting, we are now able to move forward with our new auditors and work diligently to bring all of our 10Q filings into compliance for 2007.”

The Company is planning to hold its 2007 annual shareholder meeting at 11:00 a.m. on Wednesday, December 26, 2007 in McLean, Virginia. Details for the meeting will be provided in the Company’s proxy statement for the meeting that was filed with the Securities and Exchange Commission earlier today.

About LCC International, Inc.

LCC International is the recognized leader in providing wireless voice and data turn-key services to the telecommunications industry. The Company’s service offering includes network services, business consulting, tools-based solutions; and training through its world-renowned Wireless Institute. The Company has worked with all major access technologies (including UMTS, EV-DO, HSDPA and WiMAX) and has participated in the success of some of the most sophisticated wireless systems in the world. LCC is unique in its ability to provide comprehensive turnkey services to wireless operators around the world. The Company brings local knowledge and global capabilities to its customers, offering innovative solutions, insight into cutting-edge developments and delivering solutions that increase business efficiencies. News and additional information are available at www.lcc.com.

Safe Harbor

Cautionary Note regarding forward-looking statements under the Private Securities Litigation Reform Act of 1995:

Information in this release regarding LCC’s expectations, beliefs, and intentions are forward-looking statements that involve risks and uncertainties. These include statements regarding new market opportunities identified by LCC, LCC’s expected release of product and service offerings, contemplated strategic relationships, expectations of receiving awards of business from current or prospective clients and expectations regarding future profitability, estimates of future revenues and operating results, and estimates of the timing for filing of reports with the Securities and Exchange Commission. All forward-looking statements included in this release are based upon information available to LCC as of the date of this release, which may change, and LCC assumes no obligation to update any such forward-looking statement. These statements are not guarantees. Factors that could cause or contribute to differences from such expectations include, but are not limited to, delays in the development, commercialization or market acceptance of new offerings and other factors that may affect our business are discussed in LCC’s filings with the Securities and Exchange Commission, including our most recent annual report on Form 10-K and our quarterly reports on Form 10-Q.

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